                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          United Meridian Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

LOGO
              [Logo of United Meridian Corporation appears here]
UNITED MERIDIAN CORPORATION

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of United Meridian Corporation on Wednesday, May 21, 1997, at 10:00 a.m. local time, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010. Further information about the meeting and the nominees for election as Directors is in the formal notice of the meeting and Proxy Statement on the following pages.

  By attending the meeting, you will have the opportunity to hear a report on the operations of your Company and to meet the Directors and Executives.

  It is important that your shares be represented at this meeting. Even if you plan to attend this meeting, we hope that you will mark, sign, date and return your proxy promptly in the enclosed envelope. This will not limit your right to vote in person or to attend the meeting. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement.

Sincerely,

[/s/ John B. Brock]                       [/s/ James L. Dunlap]
John B. Brock                             James L. Dunlap
Chairman of the Board and                 President and
Chief Executive Officer                   Chief Operating Officer

April 15, 1997

      1201 Louisiana, Suite 1400, Houston, Texas 77002-5603 713/654-9110

                                     LOGO
                                HOUSTON, TEXAS

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, MAY 21, 1997

To the Stockholders of United Meridian Corporation:

  The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of United Meridian Corporation, a Delaware corporation (the "Company" or "UMC"), will be held on Wednesday, May 21, 1997, at 10:00 a.m. at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010 for the following purposes:

    1. To elect one Director to serve until the 1998 Annual Meeting of Stockholders, and to elect three Directors to serve until the 2000 Annual Meeting of Stockholders;

    2. To approve an Amendment to the United Meridian Corporation 1994 Employee Nonqualified Stock Option Plan (the "1994 Option Plan") to increase the number of shares available for issuance thereunder from 2,850,000 to 4,050,000.

    3. To ratify the appointment of Arthur Andersen L.L.P. as independent auditors for the Company for the fiscal year ending December 31, 1997; and

    4. To transact all other business that may properly come before such meeting or any adjournment(s) thereof.

  The close of business on Monday, April 7, 1997 has been fixed as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. Only holders of record of the Company's Series A Voting Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed. A complete list of Stockholders entitled to vote at the Annual Meeting will be available for examination by any Company Stockholder at the office of Jeanne Buchanan at the Company's offices at 1201 Louisiana, Suite 1400, Houston, Texas 77002 for purposes pertaining to the Annual Meeting, during normal business hours for a period of 10 days prior to the Annual Meeting, and at the time and place of the Annual Meeting.

                                          By order of the Board of Directors

                                          UNITED MERIDIAN CORPORATION

                                          LOGO
                                          [/s/ Marya M. Ingram]
                                          Marya M. Ingram
                                          Secretary

April 15, 1997

                          UNITED MERIDIAN CORPORATION

                          1201 LOUISIANA, SUITE 1400
                           HOUSTON, TEXAS 77002-5603
                                (713) 654-9110

                               ----------------
                                PROXY STATEMENT
                               ----------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

  The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting to be held on Wednesday, May 21, 1997, at 10:00 a.m., local time, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. ChaseMellon Shareholder Services has been retained to assist the Company in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $4,000, plus out-of-pocket expenses. In addition, Officers, Directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. These persons will receive no special compensation for any solicitation activities. The Company will, upon request, reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Series A Voting Common Stock of the Company, par value $0.01 per share ("Common Stock"). The costs of the solicitation will be borne by the Company. This Proxy Statement and the form of proxy were first mailed to Stockholders of the Company on or about April 15, 1997.

  The enclosed proxy, although executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy bearing a later date, (b) by written notice of revocation to the Secretary of the Company at the Company's address set forth above, or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

  Proxies will be voted as specified or, if no direction is indicated on a proxy, it will be voted "For" the election of the four persons named under the caption "Election of Directors", "For" the approval of the Amendment to the 1994 Option Plan (the "1994 Option Plan Amendment") and "For" the ratification of the selection of Arthur Andersen L.L.P. as independent auditors of the Company for 1997. As to any other matter or business which may be brought before the Annual Meeting, a vote may be cast pursuant to the proxy in accordance with the judgement of the person or persons voting the same, but the Board of Directors does not know of any such other matter or business.

  The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting (not including abstentions and broker non-votes) is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for the approval of the 1994 Option Plan Amendment and ratification of the independent auditors. An abstention would have the same effect as a vote against the approval of the 1994 Option Plan Amendment and ratification of the independent auditors, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved for purposes of these proposals. The Board of Directors recommends the election of the four persons named under "Election of Directors", the approval of the 1994 Option Plan Amendment and the ratification of the selection of Arthur Andersen L.L.P. as independent auditors.

  At the close of business on Monday, April 7, 1997, the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 35,552,059 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

                             ELECTION OF DIRECTORS

  Four Directors are to be elected at the Annual Meeting. The Company's Bylaws provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. Thus, the Board of Directors is divided into three classes, the terms of office of which are currently scheduled to expire, respectively, on the dates of the Company's Annual Meetings of Stockholders in 1997, 1998 and 1999. Charles R. Carson, Robert V. Lindsay, James L. Murdy and Matthew R. Simmons have been nominated to serve in the class which is currently under nomination. If elected, Messrs. Carson, Murdy and Simmons will serve until the Company's 2000 Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. In accordance with the Company's Director Retirement Policy, Robert V. Lindsay has been nominated for a term that ends on the date of the Company's 1998 Annual Meeting of Stockholders. All of these nominees for Director currently serve as Directors of the Company. In conjunction with the Company's Director Retirement Policy, Walter B. Wriston will retire at the completion of his term on May 21, 1997. Steven A. Denning will resign prior to the 1997 Annual Meeting and retire from the Board. The remaining eight Directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 1998 or 1999. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a Director. Accordingly, abstentions and "broker non-votes" would have no effect on the election of Directors. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of Directors.

  Unless instructed otherwise on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

  The following tables set forth certain information regarding the Director nominees and continuing Directors of the Company:

                                                                     DIRECTOR'S
      NAME OF NOMINEE                                   AGE POSITION TERM ENDING
      ---------------                                   --- -------- -----------
      Charles R. Carson................................  68 Director    1997
      Robert V. Lindsay................................  71 Director    1997
      James L. Murdy...................................  59 Director    1997
      Matthew R. Simmons...............................  54 Director    1997

  CHARLES R. CARSON has served as a Director of the Company since June 1987. From 1951 until his retirement in January 1987, Mr. Carson served General Electric Company in various capacities, most recently as Senior Vice President. General Electric Company is an affiliate of General Electric Pension Trust, a Stockholder of the Company. Mr. Carson is no longer an affiliate of General Electric Company or General Electric Pension Trust. Mr. Carson is also a Director of Worthington Industries, Inc.

  ROBERT V. LINDSAY has served as a Director of the Company since May 1987, and is the former President and a former Director of J.P. Morgan & Co. and its wholly-owned subsidiary, Morgan Guaranty Trust Company of New York. Mr. Lindsay served as Chairman of Morgan Guaranty Trust Company of New York's International Council from 1987 to 1989. Mr. Lindsay is also a Director of Chubb Corporation, First Hudson Valley Bank, and The Fluor Corporation.

  JAMES L. MURDY has served as a Director of the Company since May 1987. Since August 1996, Mr. Murdy has served as Executive Vice President of Finance and Administration and Chief Financial Officer of Allegheny Teledyne Incorporated, a diversified manufacturing company with a concentration in specialty metals. From 1988 to 1996, Mr. Murdy served as Senior Vice President of Finance, Chief Financial Officer and Director of Allegheny Ludlum Corporation, a specialty metals corporation. From 1985 to 1988, Mr. Murdy served as Executive Vice President of Finance and Administration for Schneider Enterprises, Inc. Prior to 1985, Mr. Murdy was Executive Vice President of Gulf Oil Corporation, Inc.

  MATTHEW R. SIMMONS has served as a Director of the Company since November 1994. Mr. Simmons is the Chairman and President of Simmons & Company International, a specialized investment bank that concentrates on providing corporate finance expertise to companies in the worldwide oil service and equipment industry and also researches and trades oil service and equipment securities for institutional investors. Prior to founding Simmons & Company shortly after the 1973 Oil Embargo, Mr. Simmons had a small consulting/investment banking firm in Boston which provided advice to a variety of clients. Previously, he served on the faculty of Harvard Business School as a Research Associate. Mr. Simmons is a Director of Pan Energy Corporation.

   NAME OF CONTINUING                                               DIRECTOR'S
        DIRECTOR         AGE                POSITION                TERM ENDING
   ------------------    ---                --------                -----------
J. Dennis Bonney........  66 Director                                  1999
John B. Brock...........  64 Chairman, Chief Executive Officer, and    1999
                              Director
Robert H. Dedman........  71 Director                                  1998
James L. Dunlap.........  59 President, Chief Operating Officer,       1998
                              and Director
Robert L. Howard........  60 Director                                  1998
Elvis L. Mason..........  63 Director                                  1998
David K. Newbigging.....  63 Director                                  1999
Donald D. Wolf..........  53 Director                                  1998

  J. DENNIS BONNEY has served as a Director of the Company since May 1996. Mr. Bonney retired from Chevron Corporation in 1995, where he served as Vice Chairman of the Board from 1987 to 1995 and as Director from 1986 to 1995. From 1987 until his retirement in 1995, Mr. Bonney was responsible for worldwide oil and gas exploration and production. Mr. Bonney served Chevron Corporation in various capacities from 1960 to 1987, including Vice President with responsibilities for worldwide logistics and trading, international production, corporate planning, European refining and marketing, Indonesian oil exploration and production and diversified investments. Mr. Bonney is a Director of Alumex, Inc. and a Director of Aeromovel USA, Inc.

  JOHN B. BROCK has been the Chairman of the Board and Chief Executive Officer of the Company since May 1995 and a Director since November 1989. Mr. Brock served as the President of the Company from May 1996 to October 1996, served as the President and Chief Executive Officer of the Company from February 1992 to May 1995 and served as the President and Chief Operating Officer of UMC from November 1989 to February 1992. Prior to assuming his responsibilities with UMC, Mr. Brock was President and Chief Executive Officer of Ensource Inc. Mr. Brock served as the Chairman, President and Chief Executive Officer of Brock Energy Corporation and its predecessor from 1980 until January 1986. From 1959 until 1980, he served in various capacities with Quintana Petroleum Corporation, including Executive Vice President--Oil and Gas, and President of a number of Quintana subsidiaries. Mr. Brock is a Director of Southwest Bank of Texas and a Director of Southwest Bank Corporation and an Advisory Director of Kanaly Trust Company. He is also a Director and member of the Executive Committee of the Texas Midcontinent Oil and Gas Association, a Director of the National Mid Continent Oil and Gas Association, a Director of the American Petroleum Institute, a Director of St. Luke's Episcopal Hospital and a Director of St. Luke's Episcopal Health System.

  ROBERT H. DEDMAN has served as a Director of the Company since May 1987. Since 1957, Mr. Dedman has been Chairman of the Board and Chief Executive Officer of Club Corporation International. He is also a Director of Stewart Information Services Corporation.

  JAMES L. DUNLAP has served as the Company's President, Chief Operating Officer, and Director since October 1996. Prior to assuming his current responsibilities with UMC, Mr. Dunlap spent 33 years with Texaco Inc., most recently as a Senior Vice President. During his career with Texaco, he served as President of Texaco U.S.A., President and Chief Executive Officer of Texaco-Canada, Vice Chairman of Texaco Limited, and General Manager of Latin America/West Africa. Mr. Dunlap is a Director of Massachusetts Mutual Life Insurance Company. He is also a Director of the Jones Graduate School of Business of Rice University and a Director of the Nantucket Conservation Foundation.

  ROBERT L. HOWARD has served as a Director of the Company since September 1996. Mr. Howard retired from Shell Oil Company in 1995, where he had served in various capacities since 1959, most recently as Vice President Domestic Operations, Exploration and Production, a position he assumed in 1992. From 1985 until his retirement in 1995, Mr. Howard also served as President of Shell Offshore Inc., a subsidiary of Shell Oil Company with operations in the Gulf of Mexico. Mr. Howard is also a Director of Camco International, Inc. and a Director of Southwestern Energy Company.

  ELVIS L. MASON has served as a Director of the Company since November 1988. He has also served as the Managing Partner of Mason Best Company, L.P., a merchant banking firm, since August 1984. Since December 1991, Mr. Mason has served as Chairman of the Board of Directors of San Jacinto Holdings, Inc. Since February 1992, Mr. Mason has served as Chairman of the Board of Safeguard Business Systems, Inc., a wholly-owned subsidiary of San Jacinto Holdings, Inc. Mr. Mason served as Chief Executive Officer of Safeguard Business Systems Inc. from December 1992 to October 1996. Mr. Mason is also a Director of Tracor, Inc. and a Director of American Eagle Group Inc.

  DAVID K. NEWBIGGING has served as a Director of the Company since August 1987. Mr. Newbigging presently serves as Chairman of Faupel Trading Group P.L.C., Equitas Holdings Limited, Equitas Reinsurance Limited, and Equitas Limited. Mr. Newbigging is Deputy Chairman of Friends' Provident Life Office and of Benchmark Group P.L.C. Mr. Newbigging is also a Director of Merrill Lynch & Co., Inc. Mr. Newbigging is a member of the Supervisory Board of DAF Trucks NV of Eindhoven, The Netherlands, a wholly-owned subsidiary of Paccar Inc. Mr. Newbigging retired from Jardine Matheson & Co. Limited in 1983 after 30 years with that company, having served as its Chairman and Chief Executive Officer since 1975. Subsequent appointments have included Chairman of Rentokil Group P.L.C. and of Ivory & Sime P.L.C., both based in the United Kingdom.

  DONALD D. WOLF has been a Director of the Company since November 1994. Mr. Wolf resigned as an Officer of the Company in April 1996 to pursue other interests and is currently Chairman and Chief Executive Officer of Westport Oil and Gas, Inc. Mr. Wolf served as President of the Company from November 1994 to April 1996, and as Chief Operating Officer from September 1995 to April 1996. Mr. Wolf served as Chairman, President, and Chief Executive Officer of General Atlantic Resources, Inc. ("GARI") from May 1993 until November 1994 and as President and a Director of GARI since 1981. Mr. Wolf has a diversified 30-year business and management career in the oil and gas industry with various companies.

DIRECTORS NOT CONTINUING IN OFFICE

  STEVEN A DENNING has served as a Director of the Company since November 1994. Previously, and since 1985, Mr. Denning served as a Director of GARI. Mr. Denning is presently the Executive Managing Member of General Atlantic Partners, L.L.C. Mr. Denning has been a member of General Atlantic Partners, L.L.C. since February 1989. Prior to that time, Mr. Denning was Managing Director of General Atlantic Corporation, a Stockholder of the Company. Mr. Denning is a member of the Board of Directors of GT Interactive Software Corporation and several private information technology companies.

  WALTER B. WRISTON has served as a Director of the Company since May 1987. In September 1984, Mr. Wriston retired from his position as Chairman and Chief Executive Officer of Citicorp/Citibank. He is currently a Director of ICOS Corporation, York International Corporation, Cygnus, Inc., AEA Investors Inc., Tandem Computers, Inc., WMNB Acquisition Corp. and Vion Pharmaceuticals, Inc.

  In conjunction with the Company's Director Retirement Policy, Mr. Wriston, whose term expires in 1997, will retire effective at the 1997 Annual Meeting. Mr. Denning has elected to resign prior to the 1997 Annual Meeting and retire from the Board on May 21, 1997 to devote more time to other business obligations.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held six meetings during 1996. The following incumbent Directors attended less than 75% of the aggregate total meetings of the Board of Directors and any committee on which such Director served: Mr. Newbigging and Mr. Simmons. Each of the other incumbent Directors attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which such Director served.

  The Board of Directors currently has the following standing committees: the Finance Committee, the Compensation Committee, the Committee on Directors and the Audit Committee.

  The Finance Committee, which currently comprises Messrs. Brock (Chairman), Denning, Lindsay, Mason, Murdy and Wriston, may exercise all of the powers of the Board of Directors, except to the extent limited by law and the Company's Bylaws. This committee reviews and evaluates the Company's financing and capital requirements. The Finance Committee held two meetings during 1996.

  The Compensation Committee currently comprises Messrs. Wriston (Chairman), Carson, Dedman, Mason, Simmons and Wolf. Subject to approval by the Board of Directors, this committee approves the compensation philosophy for the Company's executive, managerial and other employees, establishes the compensation package for the Chairman and Chief Executive Officer, and appraises his performance. The Compensation Committee approves salaries and changes in salaries of the Company's other Executive Officers and reviews and recommends to the Board of Directors any additions to or revisions of the Company's employee incentive compensation plans and approves any options or grants under those plans. The Compensation Committee held three meetings during 1996.

  The Committee on Directors currently comprises Messrs. Mason (Chairman), Carson, Dedman and Denning, and meets periodically to address issues affecting Directors and administers the Company's 1994 Outside Directors' Nonqualified Stock Option Plan (the "Directors' Plan") and the Outside Directors' Fee Plan (the "Fee Plan"). The Committee on Directors also serves as the Nominating Committee. The Committee on Directors held one meeting in 1996.

  The Audit Committee currently comprises Messrs. Murdy (Chairman), Bonney, Howard, Lindsay and Newbigging. The Committee meets periodically with representatives of the Company's independent public accountants and the Company's management to obtain an assessment of the financial condition and results of operations of the Company, to confirm the existence of effective accounting and internal controls, to oversee the entire audit function and to report to the Board of Directors with respect thereto. The Audit Committee held three meetings in 1996.

DIRECTOR COMPENSATION

  During 1996, Directors who were not also employees of the Company received an annual retainer of $18,000 and $1,000 per meeting for each Board of Directors meeting attended. Directors who served as Chairmen of committees received an annual retainer of $3,000 plus $1,000 for each committee meeting the Chairman attended. All Directors who served on committees (other than Chairman) received $750 for each committee meeting the Director attended.

  In March 1997, the Board of Directors approved changes to the non-employee Directors' retainer and fee structure based on a competitive study conducted by an independent compensation consulting firm. Effective April 1, 1997, Directors who are not also employees of the Company will receive an annual retainer of $24,000 and $1,000 per meeting for each Board of Directors meeting attended. Directors who serve as Chairmen of committees will receive an annual retainer of $3,000. All Directors who serve on committees (including the Chairman) will receive $1,000 for each committee meeting attended.

OUTSIDE DIRECTORS' FEE PLAN

  On March 29, 1994, the Board of Directors adopted the Fee Plan. Under the Fee Plan, which is a nonqualified plan, all Directors who are not employees of the Company or its subsidiaries ("Participants") may make annual elections to defer all or a portion of their fees earned in such capacities. Amounts deferred under the Fee Plan are credited to a bookkeeping account maintained by the Company for the benefit of each Participant who elects to defer all or a portion of his fees. The amounts credited to such accounts may, at the election of the Participant, be deemed invested in (i) "phantom stock" units, which have the same value as Common Stock, which increase or decrease in value to the full extent of any increase or decrease in the value of Common Stock or
(ii) cash amounts equal to the amount of the fees deferred, which amounts shall bear interest at an annual rate equal to the Company's average borrowing rate, determined on a quarterly basis. Subject to certain restrictions, Participants may elect the timing and mode of their distributions from the Fee Plan, except for distributions resulting from the occurrence of events such as death, plan termination or change of control. Distributions under the Fee Plan can be made only in cash. The Fee Plan was amended effective March 26, 1997 to allow Participants to change the deemed investment of their accounts as between phantom stock and cash amounts no more frequently than once every six months; to change the mode or timing of payout with advance approval by the Board of Directors provided that at least one year elapses between the approved modified election and the first payment; and to require that the date at which payout of an account credited with phantom stock commences be more than six months following the date on which the Participant elected to have all or a portion of the Participant's account credited with phantom stock. Benefits under the Fee Plan constitute unfunded, unsecured obligations of the Company. During 1996 there were six participants in the Plan, five of which made fee deferrals in 1996, all of which elected to invest their deferred fees in "phantom stock" units.

  The following table sets forth the number of "phantom stock" units credited to each Participant's account during 1996 and total units credited as of December 31, 1996.

                                                                  PHANTOM STOCK
                                                                 UNITS CREDITED
                                                                 ---------------
                                                                   IN
                                                                 FISCAL  AS OF
      PARTICIPANT                                                 1996  12/31/96
      -----------                                                ------ --------
      Khalid A. Alireza(1)......................................   510     -0-
      Robert H. Dedman..........................................   891   4,757
      Robert V. Lindsay.........................................   996   5,722
      Elvis L. Mason............................................ 1,074   5,838
      W. Jones McQuinn(2).......................................   -0-   1,819
      Steven A. Denning.........................................   807   2,609

--------
(1) Retired as a Director at the 1996 Annual Meeting.
(2) Retired as a Director at the 1995 Annual Meeting.

1994 OUTSIDE DIRECTORS' NONQUALIFIED STOCK OPTION PLAN

  In March 1994, the Board of Directors of the Company adopted the Directors' Plan, which was submitted and approved at the Company's May 1994 Annual Meeting of Stockholders. The Directors' Plan provides for the grant of options to purchase shares of the Company's Common Stock to all Directors of the Company who are not employees of the Company ("Outside Directors"). The purpose of the Directors' Plan is to advance the interests of the Company by encouraging stock ownership on the part of the Company's Outside Directors, by enabling the Company (and its affiliates) to secure and retain the services of highly qualified persons, and by providing the Company's Outside Directors with an additional incentive to advance the success of the Company and its affiliates.

  The Directors' Plan provides that each Outside Director who is elected or appointed to the Board of Directors of the Company for the first time after March 29, 1994 shall be granted and receive, as of the date of his election or appointment and without the exercise of the discretion of any person or persons, an option to purchase 3,000 shares of Common Stock. As of the date of the Annual Meeting of the Stockholders of the Company in each year that the Directors' Plan is in effect, each Outside Director who is in office immediately after such meeting and who is not then entitled to receive an option pursuant to the preceding provisions shall be granted and receive, without the exercise of the discretion of any person(s), an option to purchase 3,000 shares of Common Stock.

  The Directors' Plan provides that the option price for each share of Common Stock shall be the fair market value of the Common Stock on the date the option is granted. Each option granted under the Directors' Plan shall expire not more than 11 years from the date the option is granted. The initial authorized number of shares under the Directors' Plan was 150,000 shares. The Directors' Plan was amended in May 1996 to add an additional 100,000 shares. Total authorization under the Directors' Plan is presently 250,000. Since the adoption of the Directors' Plan, 2,000 shares of Common Stock have been acquired upon the exercise of options through April 1, 1997. As of April 1, 1997, 127,000 shares of Common Stock were available for grant under the Directors' Plan, 30,000 of which are scheduled to be granted on the date of the 1997 Annual Meeting, and options to purchase 121,000 shares were outstanding under the Directors' Plan with exercise prices ranging from $12.75 to $45.625 per share and a weighted average exercise price of $19.23 per share.

  Each option granted under the Directors' Plan will vest over a three-year period as described below and will expire in all cases 11 years from the date the option is granted. For so long as an optionee remains a Director of UMC, options granted under the Directors' Plan shall vest in 33.33% increments on the first, second and third anniversary of the date of grant. If an optionee retires from service as a Director of UMC, such options shall continue to vest during the lifetime of the optionee and may be exercised at any time during the remaining term of the option. If an optionee who has retired dies subsequent to his retirement during the term of an option, such option shall continue to vest and may be exercised within 12 months of such optionee's death (if otherwise within the option period), but not thereafter. If an optionee becomes disabled or dies while a Director of UMC, such option shall continue to vest and may be exercised within 12 months after the date the optionee becomes disabled or dies (if otherwise within the option period, but not thereafter). If an optionee ceases to be a Director of UMC for any reason other than retirement, death or disability, the option may be exercised, to the extent that the optionee could have exercised the option immediately prior to such cessation, within 90 days after the date of cessation (if otherwise within the option period), but not thereafter, and vesting ceases on the date of cessation. In November 1996, the Directors' Plan was amended to permit optionees to transfer their options to members of their immediate family and to certain other transferees.

  The shares of Common Stock to be issued under the Directors' Plan were registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to registration statements on Form S-8 filed on May 19, 1994 for the initial authorization, and on June 6, 1996 for the shares approved by Stockholders in 1996.

                   OPTIONS GRANTED UNDER THE DIRECTORS' PLAN

  The following options are scheduled to be granted under the Directors' Plan on the date of the Annual Meeting. As indicated above, employees and Executive Officers of the Company are not entitled to receive options under the Directors' Plan.

                                                            DOLLAR    OPTIONS
                          CATEGORY                       VALUE ($)(1) GRANTED
                          --------                       ------------ -------
      Current Directors who are not Executive Officers.      -0-      30,000(2)

--------
(1) Because all options granted under the Directors' Plan are granted at an exercise price equal to the market value of the Company's Common Stock on the date of grant, the dollar value of such options is estimated to be zero. This valuation methodology differs from the Black-Scholes option pricing model used to calculate the value of options granted to the Named Executive Officers referenced on page 13.
(2) Assumes that current nominees for Director at the Annual Meeting are elected by the Stockholders.

DIRECTOR RETIREMENT POLICY

  In early 1995, the Board of Directors determined that it was in the best interest of the Company to establish a retirement policy for Directors. The Board of Directors approved a retirement policy to become effective as of January 25, 1995. The policy applies to all members of the Company's Board of Directors, including both employee and non-employee Directors. The policy provides that a Director may not stand for re-election to a new term of office upon reaching age 72 during his present term of office. Furthermore, the policy requires that where a Director is elected to a new term of office when he is age 71, such term shall be no more than a one-year period and where a Director is to be elected to a new term at age 70, such term shall be no more than a two-year period.

                              EXECUTIVE OFFICERS

  The following table sets forth information regarding the Executive Officers of the Company and certain of its subsidiaries during the 1996 Fiscal Year:

                NAME              AGE                  POSITION
                ----              ---                  --------
   Lee B. Backsen................  56 Senior Vice President, Gulf Coast Division
                                       Manager
   John B. Brock.................  64 Chairman, Chief Executive Officer and
                                       Director
   Jonathan M. Clarkson..........  47 Executive Vice President and Chief
                                       Financial Officer
   Christopher E. Cragg..........  36 Vice President, Controller and Chief
                                       Accounting Officer
   James L. Dunlap...............  59 President, Chief Operating Officer and
                                       Director
   Gary R. McGregor..............  54 Senior Vice President, Denver Division
                                       Manager
   John J. Patton................  56 Senior Vice President and General Counsel
   James E. Smitherman III.......  51 Executive Vice President, Exploration and
                                       Production--International
   Donald D. Wolf................  53 President, Chief Operating Officer and
                                       Director

  Mr. Donald D. Wolf resigned as President and Chief Operating Officer effective April 30, 1996. In connection with Mr. Wolf's resignation as an Executive Officer, Mr. John B. Brock assumed the duties of President in addition to his duties as Chairman and CEO for the period May 1, 1996 through October 8, 1996. Mr. James L. Dunlap was elected President and Chief Operating Officer effective October 9, 1996.

  The Executive Officers named above were elected by the Board of Directors of the Company to serve in such capacities until the next Annual Meeting of such Board of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. Biographical information on Messrs. Brock, Dunlap and Wolf is set forth previously in this Proxy Statement.

  LEE B. BACKSEN has served as Senior Vice President and Division Manager of the Gulf Coast Division since May 1996 and is responsible for the exploration, production, land and marketing activities offshore Gulf of Mexico and onshore Gulf Coast Region. Mr. Backsen served as Senior Vice President, Exploration from November 1994 to May 1996. Prior to joining UMC in 1994 through the merger with GARI, Mr. Backsen was President of General Atlantic Gulf Coast, a subsidiary founded in 1990. From 1983 thru 1989, Mr. Backsen was Senior Vice President--Exploration of Pelto Oil Company. From 1963 to 1980, Mr. Backsen served in various exploration and management positions with Shell Oil Company.

  JONATHAN M. CLARKSON has served as Executive Vice President since November 1994 and has served as the Chief Financial Officer since October 1989. Mr. Clarkson served as Senior Vice President of the Company from October 1989 until November 1994. From May 1987 to September 1989, Mr. Clarkson served as Vice President and Treasurer. Prior to joining the UMC, Mr. Clarkson served as Senior Vice President of InterFirst Bank, Dallas, managing commercial lending functions in the Energy and U.S. Corporate Divisions.

  CHRISTOPHER E. CRAGG has served as Vice President--Controller since June 1996. Mr. Cragg served as Assistant Controller of the Company from July 1995 until June 1996, and as Director of Internal Audit from April 1994 until July 1995. Prior to joining UMC, Mr. Cragg was with Cooper Industries from April 1993 to April 1994 and Price Waterhouse from August 1983 to April 1993, where he served in the firm's Worldwide Petroleum Industry Practice. Mr. Cragg is a Certified Public Accountant in the State of Texas.

  GARY R. McGREGOR has served as Senior Vice President and Division Manager of the Denver Division since May 1996 and is responsible for the exploration, production, land and marketing activities in the Permian Basin, Midcontinent and Rocky Mountain areas. Mr. McGregor served as Senior Vice President, Acquisitions and Engineering for UMC's Denver Division from November 1994 to May 1996. Mr. McGregor served as Senior Vice President, Acquisitions and Engineering for GARI from September 1987 to November 1994, and as Vice President, Acquisitions and Engineering for GARI from November 1982 to September 1987. Prior to joining GARI in 1982, Mr. McGregor held engineering and management positions with Coseka Resources (U.S.A.) Limited after a 13-year career with Amoco Production Company where he was responsible at various times for operations, reservoir engineering and facilities management.

  JOHN J. PATTON has served as Senior Vice President and General Counsel since April 1995. Prior to assuming his responsibilities with UMC and since 1990, Mr. Patton was General Counsel of OPICOIL Houston, Inc., an affiliate of Chinese Petroleum Corporation, the national oil company of the Republic of China (Taiwan). From 1978 to 1990, Mr. Patton was Vice President and General Counsel of OPICOIL's predecessor, Roy M. Huffington, Inc.

  JAMES E. SMITHERMAN III has served as Executive Vice President, Exploration and Production since October 1989, with sole responsibility for international operations since May 1995. Prior to assuming his current responsibilities with the Company, Mr. Smitherman was Senior Vice President--Exploration and Production of Ensource Inc. Before joining Ensource in May 1988, Mr. Smitherman was Vice President of Eastern Region Exploration and Development at CSX Oil and Gas.

                            EXECUTIVE COMPENSATION

  The following table sets forth compensation information with respect to (i) the Chief Executive Officer and (ii) the four most highly compensated Executive Officers of the Company at the end of the 1996 fiscal year other than the Chief Executive Officer (each, a "Named Executive Officer"):

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                        ANNUAL COMPENSATION           COMPENSATION(1)
                               -------------------------------------- ---------------
                                                         OTHER ANNUAL                  ALL OTHER
   NAME AND PRINCIPAL                                    COMPENSATION  OPTION AWARDS  COMPENSATION
        POSITION          YEAR $ SALARY(2) $ BONUS(3)(4)     $(5)        (SHARES)       $(6)(7)
   ------------------     ---- ----------- ------------- ------------ --------------- ------------
John B. Brock ..........  1996   402,500      375,000         --          60,000           9,000
 Chairman and Chief       1995   365,000      300,000         --          50,000           9,000
 Executive Officer        1994   360,000       84,000         --          50,000         300,094
Jonathan M. Clarkson....  1996   211,883      204,000         --          25,000         612,000
 Executive Vice
 President                1995   189,197      160,000         --          20,000           9,000
 and Chief Financial
 Officer                  1994   187,160       97,500         --          20,000           9,000
James E. Smitherman III.  1996   209,404      193,000         --          25,000         534,000
 Executive Vice
 President,               1995   182,614      146,000         --          20,000           9,000
 Exploration and          1994   180,648       85,000         --          20,000           9,000
 Production--
 International
Gary R. McGregor........  1996   192,625      122,000         --           8,000       1,004,548
 Senior Vice President
 and                      1995   187,000       99,437         --           7,500         314,043
 Denver Division Manager  1994    15,583        9,433         --              --              --
John J. Patton..........  1996   185,400      126,000         --          10,000           9,000
 Senior Vice President    1995   123,462      110,880         --          25,000           4,500
 and General Counsel      1994        --           --         --              --              --

--------
(1) No Officers or employees of the Company participate in a restricted stock plan, stock appreciation rights plan or other long-term incentive plan.

(2) Salary and bonus levels are determined in accordance with the process described in the "Compensation Committee Report on Executive Compensation" beginning on page 15. With respect to Mr. Brock, includes $83,300 from 1996 salary that was deferred under the Employees' Supplemental Benefit Plan described on page 14.
(3) Bonuses are earned in the year shown and paid in the following year.
(4) Includes $68,780 from 1994 bonus amounts paid in 1995 and $61,750 from 1995 bonus amounts paid in 1996 for Mr. Brock that was deferred under the Employees' Supplemental Benefit Plan described on page 14.
(5) No Named Executive Officer received perquisites or other personal benefits in any of the Company's three most recent fiscal years the aggregate amount of which exceeded the lesser of either $50,000 or 10% of his total annual salary and bonus for such year.
(6) Amounts represent matching contributions made by the Company to the UMC Petroleum Savings Plan on behalf of the Named Executive Officer.
(7) With respect to Messrs. Clarkson, Smitherman, and McGregor, includes $603,000, $525,000, and $995,548, respectively, as compensation recognized in connection with the exercise of 25,000, 25,000, and 40,000 stock options, respectively, in 1996 and $9,000 in Company matching contributions under the UMC Petroleum Savings Plan. With respect to Mr. McGregor, includes $130,509 paid in January 1995 for the conversion of stock options in connection with the merger between GARI and UMC, and $174,534 as compensation recognized in connection with the exercise of 20,000 stock options in 1995 and $9,000 in Company matching contributions under the UMC Petroleum Savings Plan. With respect to Mr. Brock, includes $291,094 as compensation recognized in connection with the exercise of 69,375 stock options in January 1994 and $9,000 in Company matching contributions under the UMC Petroleum Savings Plan.

1987 NONQUALIFIED STOCK OPTION PLAN

  In May 1987, the Board of Directors adopted the 1987 Nonqualified Stock Option Plan (the "1987 Option Plan"). The maximum number of shares of Common Stock available for grant under the 1987 Option Plan was originally 1,700,000. From the adoption of the 1987 Option Plan through April 1, 1997, 968,301 shares of Common Stock have been acquired upon the exercise of options. As of April 1, 1997, no shares of Common Stock were available for grant under the 1987 Option Plan and options to purchase 731,699 shares were outstanding under the 1987 Option Plan with exercise prices ranging from $9.88 to $30.00 per share and a weighted average exercise price of $11.56 per share. All of such options were held by current or former employees, Officers or Directors of the Company and its subsidiaries. The term of each option granted under the 1987 Option Plan is no more than 11 years. Options which have been granted to Directors under the 1987 Option Plan to date become exercisable over a five-year period from the date of grant, with 20% of the options becoming exercisable on each successive anniversary of the date of grant. Options which have been granted to Officers and employees under the 1987 Option Plan to date become exercisable over a five-year period beginning on the second anniversary of the date of grant, with 25% becoming exercisable on the second anniversary of the date of grant of the option and 25% becoming exercisable on each anniversary thereafter. All options granted under the 1987 Option Plan become fully exercisable during a prescribed notice period prior to certain extraordinary corporate transactions. All options granted under the 1987 Option Plan will also become fully exercisable during a prescribed notice period prior to a proposed liquidation or dissolution of the Company. The shares of Common Stock to be issued under the 1987 Option Plan were registered under the Securities Act pursuant to a registration statement on Form S-8 filed November 26, 1993. Pursuant to a 1994 amendment to the 1987 Option Plan, the Company's non-employee Directors are no longer eligible to receive new grants of options. The 1987 Option Plan was further amended in 1994 to permit participants to use previously owned stock to be exchanged for options to acquire shares under the 1987 Option Plan and to pay the related employment taxes. In addition, the amendment also provided for more flexible exercise rights in certain situations involving the termination of a participant's relationship with the Company.

1994 EMPLOYEE NONQUALIFIED STOCK OPTION PLAN

  In March 1994, the Board of Directors adopted the 1994 Option Plan. The maximum number of shares of Common Stock available for grant under the 1994 Option Plan was originally 850,000. The 1994 Option Plan was amended in November 1994 to add an additional 1,500,000 shares. The purpose of this additional authorization was to accommodate, in connection with the Company's merger with GARI in November 1994, the conversion of stock options previously issued under a GARI stock option plan into options to acquire Common Stock of the Company. The 1994 Option Plan was amended in May 1996 to add an additional 500,000 shares. In November 1996, the 1994 Option Plan was further amended to permit participants to transfer their options to members of their immediate family and to certain other transferees. Total authorization under the 1994 Option Plan is presently 2,850,000. Since the adoption of the 1994 Option Plan, 835,280 shares of Common Stock have been acquired upon the exercise of options through April 1, 1997. As of April 1, 1997, 8,591 shares of Common Stock were available for grant under the 1994 Option Plan and options to purchase 2,006,129 shares were outstanding under the 1994 Option Plan with exercise prices ranging from $2.75 to $47.50 per share and a weighted average exercise price of $20.88 per share. All such options are held by former or current employees and Officers of the Company or GARI. The term of each option granted under the 1994 Option Plan is no more than 11 years. Each option is exercisable as to 25% of the total shares covered by such option as of the second anniversary of the date of grant, and the right to exercise with respect to an additional 25% of the total shares shall accrue on each of the three subsequent anniversaries of the date of grant and shall be cumulative. Options granted under the 1994 Option Plan become exercisable as determined by the Compensation Committee of the Board of Directors and to date the options granted under the 1994 Option Plan become exercisable over a five-year period beginning on the second anniversary from the date of grant, except for options issued in connection with the GARI transaction and those issued in 1996 to Mr. Dunlap. GARI options became exercisable over a five year period beginning on the first anniversary of the date of grant. Mr. Dunlap's options were exercisable as of the grant date with respect to 50% of the total shares covered, and the remainder will be exercisable in equal increments on the first and second anniversaries of the date of grant. No consideration is payable to UMC upon the grant of any option. The exercise price of any option is determined by the Compensation Committee, but will in no case be less than the market value of Common Stock on the date of grant, except that, options granted in exchange for, or upon conversion of, options to acquire the stock of an entity participating in a merger or consolidation with UMC may be issued at less than market value in order to permit conversion of such options at an equivalent aggregate exercise consideration. All options under the 1994 Option Plan become fully exercisable during a prescribed notice period prior to certain extraordinary corporate transactions. All options under the 1994 Option Plan will also become fully exercisable during a prescribed notice period prior to a proposed liquidation or dissolution of the Company. The shares of Common Stock to be issued under the 1994 Option Plan were registered under the Securities Act pursuant to registration statements on Form S-8 filed on May 19, 1994, November 18, 1994 and June 6, 1996.

  As of April 1, 1997, 8,591 shares of the total authorization of 2,850,000 shares of Common Stock were available for grant under the 1994 Option Plan. Subject to Stockholder approval, the Board of Directors has adopted the 1994 Option Plan Amendment providing for an increase in the aggregate number of shares of Common Stock available for issuance under the 1994 Option Plan from 2,850,000 to 4,050,000, enabling the Company to continue grants, as appropriate, to key employees. It is anticipated that if the 1994 Option Plan Amendment is approved, the additional shares subject to the 1994 Option Plan will be registered under the Securities Act. See, "Approval of Amendment to the 1994 Employee Nonqualified Stock Option Plan."

  The following table provides information concerning Common Stock options granted to the Named Executive Officers in the 1996 fiscal year. In addition, in accordance with the regulations of the Securities and Exchange Commission ("SEC"), the present values of the grants on the dates of grant (computed using the Black-Scholes option pricing model) are shown.

                       OPTION GRANTS IN LAST FISCAL YEAR

                          NUMBER OF   % OF TOTAL
                            SHARES     OPTIONS    EXERCISE
                          UNDERLYING  GRANTED TO   OR BASE             GRANT DATE
                            OPTIONS  EMPLOYEES IN   PRICE   EXPIRATION   PRESENT
          NAME            GRANTED(1) FISCAL 1996  ($/SH)(2)    DATE    VALUE($)(3)
          ----            ---------- ------------ --------- ---------- -----------
John B. Brock...........    60,000       9.3%      23.875    4/02/07     769,253
Jonathan M. Clarkson....    25,000       3.9%      23.875    4/02/07     320,522
James E. Smitherman III.    25,000       3.9%      23.875    4/02/07     320,522
Gary R. McGregor........     8,000       1.3%      23.875    4/02/07     102,567
John J. Patton..........    10,000       1.6%      23.875    4/02/07     128,209

--------
(1) The options listed in this table are subject to a five-year vesting schedule with 25% becoming first exercisable on April 2, 1998 (the second anniversary of the grant date). An additional 25% becomes exercisable on each of April 2, 1999, 2000 and 2001.
(2) The closing price of UMC Common Stock as listed on the New York Stock Exchange on April 2, 1996.
(3) Present value is based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the Black-Scholes model are based on assumptions as to certain variables. Expected stock price volatility is assumed to be .4314, and the risk-free rate of return is assumed to be 6.55%. The exercise holding period for the options is assumed to be 6.5 years and dividend yield is assumed to be 0%. The actual value, if any, an Executive may realize, will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an Executive will be at or near the value estimated by the Black-Scholes model as illustrated in the table presentation above.

  The following table sets forth, as of December 31, 1996, the number of Common Stock options and the value of unexercised options held by the Named Executive Officers.

                        AGGREGATED OPTION EXERCISES AND
                         FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SHARES
                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                      OPTIONS AT         IN-THE-MONEY OPTIONS AT DECEMBER
                            OPTION EXERCISES       DECEMBER 31, 1996                31, 1996(1)
                          -------------------- ------------------------- ---------------------------------
                            NO. OF
                            SHARES     VALUE
                           ACQUIRED   REALIZED
          NAME            ON EXERCISE   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE ($) UNEXERCISABLE ($)
          ----            ----------- -------- ----------- ------------- --------------- -----------------
John B. Brock...........        --         --    84,375       168,750       3,292,187        5,605,625
Jonathan M. Clarkson....    25,000    603,000    56,875        70,625       2,245,312        2,356,562
James E. Smitherman III.    25,000    525,000    31,250        71,250       1,208,125        2,183,750
Gary R. McGregor........    40,000    995,548    47,690        45,860       1,921,864        1,804,957
John J. Patton..........        --         --        --        35,000              --        1,197,500

--------
(1) For purposes of this table, the value of the unexercised options is the amount by which the market value of the Company's Common Stock as of December 31, 1996 underlying the in-the-money options exceeds the exercise price thereof. This valuation methodology differs from the Black-Scholes option pricing model used in the previous table to calculate the value of options granted to the Named Executive Officers.

SAVINGS PLAN

  The Company has established the UMC Petroleum Savings Plan (the "Savings Plan") covering all of its U.S. employees and expatriates. Pursuant to the Savings Plan, employees may elect to contribute between 2% and 16% of compensation to the Savings Plan. These contributions may consist of any combination of pre-tax earnings or after-tax earnings, except that pre-tax earnings contributions may not exceed the maximum amount allowed by the Internal Revenue Service. The Company contributed an amount equal to 75% of the employee's contribution (up to a maximum of 6% of compensation) during 1996 and made additional discretionary contributions for 1996 of 2% of compensation. The maximum amount of contributions which may be added to the account of a particular employee during any year is $30,000 or 25% of the employee's qualified compensation for the year, whichever is less. Beginning January 1, 1994, annual bonus payments made to employees were deemed part of the employee's qualified compensation for purposes of determining the maximum amounts which the employee may contribute to the Savings Plan and an investment option in UMC Common Stock was added. The Savings Plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the "Code"). Contributions (other than after-tax employee contributions) to the Savings Plan are generally exempt from federal income tax until withdrawn from the Savings Plan.

EMPLOYEES' SUPPLEMENTAL BENEFIT PLAN

  On March 29, 1994, the Board of Directors adopted the Employees' Supplemental Benefit Plan (the "Supplemental Benefit Plan"). The purpose of such plan is to allow employees of the Company to defer a portion of their salary that, because of statutory limitations, could not otherwise be set aside for retirement purposes in the Company's Savings Plan. Under the Supplemental Benefit Plan, which is a nonqualified plan, a participant may defer a portion of his total base salary and annual bonus that is in excess of the amounts elected by the participant to be deferred under the Company's Savings Plan, provided that such employee has had the maximum permissible amount allocated to his account under the Savings Plan. The amount deferred may range from 2% to 22% of such excess compensation. The Company makes no matching contributions under this plan, but the 22% maximum deferral rate under this plan is equal to the maximum rate at which contributions may be made to the account of Savings Plan participants, including both the participant's contribution and the Company's matching contribution. All amounts deferred into the Supplemental Benefit Plan are memorandum bookkeeping accounts. The amounts credited to such accounts are cash amounts equal to the amounts deferred, which amounts shall bear interest at an annual rate equal to the Company's average borrowing rate, calculated quarterly. Account balances are distributed in a cash lump sum following termination of employment or, if earlier, within 30 days after a change of control of UMC Petroleum Corporation. During the 1996 fiscal year, the following amounts were deferred to the Supplemental Benefit Plan by the Named Executive Officers shown in the table below and all participants in the Plan in total:

                                                                     AMOUNT
                                                                    DEFERRED
      NAMED EXECUTIVE OFFICER                                    IN FISCAL 1996
      -----------------------                                    --------------
      John B. Brock.............................................    $145,050
      Chairman and Chief Executive Officer
      All Executive Officers and participants as a group (3
       individuals).............................................    $180,271

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report has been prepared by UMC's Compensation Committee (the "Committee") of the Board of Directors in accordance with SEC proxy disclosure requirements. This material states UMC's current overall executive compensation philosophy and program objectives and provides detailed descriptions of the Company's compensation programs. This report also provides information on UMC's 1996 and 1997 pay levels for the Chief Executive Officer.

ROLE OF THE COMPENSATION COMMITTEE

  Since its creation in May 1987, the Committee has, subject to approval by the Board of Directors, approved the compensation philosophy for the Company's executive, managerial and other employees, and established the compensation packages for, and appraised the performance of, the Chairman and the Chief Executive Officer. The Committee is composed of six non-employee Directors:
Messrs. Wriston, Carson, Dedman, Mason, Simmons and Wolf. The Committee approves salaries and changes in salaries of the Company's other Executive Officers, reviews and recommends to the Board of Directors any additions to or revisions of the Company's employee incentive compensation plans and approves any stock option awards under those plans. The Board of Directors approved all recommendations of the Compensation Committee with respect to executive compensation for 1996.

OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

  UMC's compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide fully competitive levels of compensation--at expected levels of performance--in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company's executives and Stockholders such that a material portion of each executive's compensation is directly linked to maximizing Stockholder value.

  In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success. As such, the Company attempts to provide both short-term and long-term incentive pay that varies based on corporate, business unit and individual performance.

  To accomplish these objectives, the Committee has structured the executive compensation program with several underlying components. The three primary components of the program include base salary, annual incentives, and long-term incentives (i.e., stock options). The following sections describe UMC's plans by element of compensation and discuss how each component relates to the Company's overall compensation philosophy.

  In reviewing this information, reference is often made to the use of competitive compensation market data as a criteria for establishing targeted compensation levels. It should be noted that the compensation market data is based on oil and gas industry norms for 15 publicly traded peer companies similar in characteristics to UMC and against whom UMC might compete for employees (collectively referred to herein as the "Peer Group"). This Peer Group, constructed for use in compensation planning, was revised in 1996 to better reflect UMC's size as measured by reserves, revenues, market capitalization, the diversity of its operations, the companies with which UMC competes for market share and equity capital, and the companies that UMC follows throughout the year and uses to measure Company relative Stockholder return under the Annual Incentive Plan ("AIP"). It consists of Anadarko Petroleum Corp., Apache Corp., Barrett Resources Corp., Cabot Oil & Gas Corp., Cross Timbers Oil & Gas Corp., Devon Energy Corp., Enron Oil and Gas, Louisiana Land & Exploration, Noble Affiliates Inc., Nuevo Energy, Parker & Parsley, Pogo Producing Co., Santa Fe Energy Resources, Seagull Energy Corp., and Vintage Petroleum Inc. In addition, the Committee utilizes published survey data obtained from independent consultants that is, in general, reflective of oil and gas industry companies similar in size (i.e., revenues and capital expenditures) to UMC. This information is used to supplement the proxy data for UMC's Peer Group, since data is provided on a broader range of positions and types of compensation in the published data than in proxies.

BASE SALARY PROGRAM

  UMC's base salary program is based on a philosophy of providing base pay levels that are competitive with the competitive compensation market median. With the assistance of an independent compensation consulting firm, the Committee periodically reviews UMC's executive pay levels to ensure consistency with the external competitive compensation market. The Company believes that it is crucial to provide competitive salaries in order to attract and retain talented executives.

  In addition to the external competitive compensation market, base salary levels reflect each employee's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. UMC's expectations are that individual performance will at least meet competitive compensation market median levels of performance, thus supporting the philosophy of providing median base salaries. The individual performance criteria used to assess performance include leadership, professionalism, ethics, initiative and dependability, however, individual performance is assessed qualitatively and in total, so no specific weightings are attached to these performance indicators, nor is a formula utilized in determining appropriate salary increases or salary levels. The Company's overall financial results are also considered in determining base salary adjustments, and this review is done on a qualitative basis and is not tied to a performance formula. In general, UMC's base salaries for executives are consistent with the Company's philosophy of targeting the competitive compensation market median, although variation exists by position.

ANNUAL INCENTIVE PLAN

  UMC's AIP is intended to (1) reward key employees based on Company and individual performance; (2) motivate key employees; and (3) provide competitive cash compensation opportunities to plan participants. Under the plan, target award opportunities vary by individual position and are expressed as a percent of base salary based on competitive compensation market median award levels. The amount a particular executive may earn is directly dependent on the individual's position, responsibility, and ability to impact UMC's financial success. While annual incentive opportunities are targeted at the competitive compensation market median, the Committee has the discretion to determine actual awards under the AIP.

  Awards paid under the AIP are based on UMC's corporate performance (and where appropriate, business unit performance) and the participant's individual performance. In 1996 the Committee reduced the number of corporate performance measures from nine to four to strengthen the link between compensation and Company performance and to sharpen the focus on key Company performance components. For 1996, the corporate performance objectives for this portion of the AIP and corresponding weights were:

      Relative Total Stockholder Return..................................... 35%
      Replacement of Production and Finding Costs........................... 35%
      Discretionary Cash Flow............................................... 15%
      Cost Minimization Goals............................................... 15%

  The performance measures used to evaluate business unit performance focus on both financial and operating results. The performance measures used to evaluate individual performance utilize a non-formula approach and may include both qualitative and quantitative measures.

  Each year the Committee reviews the corporate, business unit and individual performance objectives and standards to ensure consistency with UMC's overall business strategy. UMC's 1996 corporate performance results were equal to or above targeted levels in all of the above performance components resulting in overall corporate performance at 174% of target. The overall corporate performance rating was strongly influenced by the relative total Stockholder return and discretionary cash flow performance components. The Committee used the new 15 company Peer Group represented as Peer Group #2 in UMC's total Stockholder return graph in evaluating its 1996 relative total Stockholder return. This is the same Peer Group used by the Company in its competitive compensation market data analysis. UMC Stockholders realized a 191% return during 1996, the highest return of any company in the Peer Group. Record production and strong prices for oil and gas propelled discretionary cash flow to an all time high of $121.0 million, or $3.85 per share for 1996, 2.5 times better than that of 1995, on a higher number of shares outstanding. Targets were exceeded in the other performance measures, as well--replacement of production/finding costs and general and administrative cost containment.

  The AIP award calculation for the Chairman and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer and Senior Vice President and General Counsel positions are weighted 75% on corporate results and 25% on individual performance. For 1996, the Committee changed the weighting for the Executive Vice President, Exploration and Production--International, from 75% weight on corporate results and 25% weight on individual performance to 25% weight on corporate results, 25% weight on division results and 50% weight on individual performance. The Committee also changed the weighting for other Division Managers from 75% on individual performance and 25% corporate performance to 25% weight on corporate performance, 25% weight on division performance and 50% weight on individual performance. The remaining participants in the AIP generally are weighted 75% on individual performance and 25% on corporate results. Consequently, individuals below the executive level are more heavily weighted on individual performance. Most individual performance results on average were at or above target expectations. As a result, awards earned in 1996 were at or above competitive compensation market target bonus median levels, in the aggregate.

  UMC currently has three employees, none of whom are Named Executive Officers, that participate in a former GARI Overriding Royalty Program (the "ORR Program") that has continued since the merger with GARI in 1994. The Company estimates the value of the rights granted under the ORR Program in 1996 to the three grandfathered participants as a group to be $235,737.

STOCK OPTION PLANS

  UMC's stock option plans are designed to focus executive efforts on the long-term goals of the Company and to maximize total return to our Stockholders. The structure of the stock option program is described below.

  Stock options align the interests of employees and Stockholders by providing value to the executive through stock price appreciation only. All stock options granted to Officers and employees have an 11-year term before expiration. Options granted to Officers and employees become exercisable as determined by the Committee and to date the options granted become exercisable over a five-year period beginning on the second anniversary from the date of grant, except for options issued in connection with the GARI transaction and those issued in 1996 to Mr. Dunlap under the 1994 Option Plan as described on page 12. All options awarded under the employee option plans must have an exercise price of at least 100% of fair market value on the date of grant, except that options granted in exchange for or upon conversion of options to acquire stock of an entity participating in a merger or consolidation with UMC may be issued at less than fair market value in order to permit conversion of such options at an equivalent aggregate exercise consideration.

  It is anticipated that stock option awards will be made periodically at the discretion of the Committee. Stock option grant sizes, in general, are established by regularly examining competitive market practices and are targeted at the competitive compensation market's 75th percentile. This stock option policy is intended to focus management's efforts on maximizing Stockholder return. However, the exact number of shares actually granted to a particular participant is also based on the Company's financial success, its future business plans and the individual's position and level of responsibility within the Company. All of these factors are assessed subjectively and are not weighted.

  The average annual stock option awards for the 1993 to 1995 period, as compared with the companies comprising the Peer Group, were below the median of the Peer Group awards. In 1996, stock option awards were generally competitive with the competitive compensation market's 75th percentile, as measured by published survey data. These awards were consistent with the Company's compensation philosophy to increase the emphasis placed on long-term incentives and to be competitive in its total compensation program.

1996 CHIEF EXECUTIVE OFFICER PAY

  As previously described, the Committee considers several factors in developing an executive compensation package. For the Chief Executive Officer, these factors include competitive compensation market pay practices (consistent with the philosophy of market competitiveness described above for other executives), experience, achievement of strategic goals and financial success of the Company. Specific actions taken by the Committee regarding Mr. Brock's compensation in 1996 are summarized below.

BASE SALARY

  As with the Company's other Executive Officers, Mr. Brock's 1996 salary was based on a review of a variety of factors, including certain qualitative and unweighted individual performance criteria (such as leadership, professionalism, ethics, initiative and dependability), general levels of market salary increases and the Company's overall financial results (which, with respect to base salary adjustments, are not tied to a formula related to corporate financial performance). Effective April 1, 1996, Mr. Brock's salary was increased 13.7% from $365,000 to $415,000. Effective April 1, 1997, Mr. Brock's salary was increased from $415,000 to $475,000. This salary adjustment resulted in a 14.5% increase, reflecting the Company's strong performance under Mr. Brock's leadership during 1996.

ANNUAL INCENTIVE

  The annual incentive award earned by Mr. Brock for 1996 performance was $375,000. This annual incentive award reflects a 25% weighting of individual performance and a 75% weighting of the Company's performance on 1996 corporate performance objectives described earlier in this report and reflects strong performance in all performance objectives. Mr. Brock's annual incentive award for 1996 performance was above the competitive compensation market median because overall corporate results were greater than targeted levels, as previously discussed.

LONG-TERM INCENTIVE

  Mr. Brock received a total of 60,000 stock options in 1996, which was slightly below the competitive compensation market's 75th percentile. The size of this award was slightly larger than the 1995 award and larger than Mr. Brock's historical stock option awards in order to increase the focus on long-term results. The 1996 stock options were granted at a price of $23.875 per share. The performance sensitivity of the stock option grant is, of course, built into the option concept, since the options produce no value to the recipient unless the share price rises. At its March 25, 1997 meeting, the Committee approved 75,000 stock options to be granted on May 21, 1997 subject to Stockholder approval of the 1994 Option Plan Amendment.

$1 MILLION PAY DEDUCTIBILITY CAP

  Under Section 162(m) of the Code, public companies are precluded from receiving a tax deduction on compensation paid to Executive Officers in excess of $1 million, unless the compensation is excluded from the $1 million limit as a result of being classified performance-based. At this time, UMC's Executive Officer cash compensation levels do not exceed the $1 million pay limit and will most likely not be affected by the regulations in the near future. Nonetheless, the Committee intends to review its executive pay plans over time in light of this regulation.

         The 1996 Compensation Committee of the Board of Directors is

                         Walter B. Wriston, Chairman
                         Charles R. Carson
                         Robert H. Dedman
                         Elvis L. Mason
                         Matthew R. Simmons
                         Donald D. Wolf

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  The performance graph shown below was prepared by Standard and Poor's Compustat Services using their database for use in this Proxy Statement. The performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to an industry peer group since July 22, 1993, the date the Company's Common Stock began trading on a public market. The peer group was revised in 1996 to better reflect UMC's size as measured by reserves, revenues, and market capitalization, the diversity of its operations, the companies with which UMC competes for market share and equity capital, and the companies that UMC follows throughout the year and uses to measure Company relative total Stockholder return under the AIP. As required by applicable rules of the SEC, both the old peer group (peer group #1) and new peer group (peer group #2) are represented and the graph was prepared based upon the following assumptions:

  1. $100 was invested in the Company's Common Stock, the S&P 500 Index and the Company's peer groups (as defined below) on July 22, 1993 (the date the Company's Common Stock was first traded on the New York Stock Exchange).

  2. Peer group investment is weighted based on the market capitalization of each individual company within the peer group at the beginning of the comparison period.

  3. Dividends are reinvested on the ex-dividend dates.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

     AMONG UNITED MERIDIAN CORPORATION, S&P 500 INDEX AND THE PEER GROUP**



                             [GRAPH APPEARS HERE]

  COMPANY NAME/INDEX    22JUL93 DEC93  JUN94  DEC94  JUN95  DEC95  JUN96  DEC96
  ------------------    ------- ------ ------ ------ ------ ------ ------ ------
UNITED MERIDIAN CORP..  100.00   80.15  88.24  85.30  91.18 102.21 211.77 297.07
S&P 500 INDEX.........  100.00  106.25 102.65 107.65 129.41 148.11 163.06 182.12
PEER GROUP #1 (Old)...  100.00   98.49 111.59  91.59 104.09 120.56 140.18 154.87
PEER GROUP #2 (New)...  100.00   98.52 113.14 100.61  96.90 109.62 124.99 142.32

--------
 * Assumes $100 invested on July 22, 1993 in Common Stock of the Company, S&P 500 Index and the composite peer group. Investment is weighted on the basis of market capitalization. Total return data assumes the reinvestment of dividends and was prepared by Standard & Poor's Compustat Services.
** Peer group #1 (Old Peer Group) includes the following companies: Anadarko
   Petroleum Corp., Apache Corp., Barrett Resources Corp., Cabot Oil & Gas Corp., Cross Timbers Oil Co., Devon Energy Corp., Enron Oil & Gas, Louisiana Land & Exploration, Noble Affiliates Inc., Parker & Parsley, Pogo Producing Co., Seagull Energy Corp., Snyder Oil Corp., and Vintage Petroleum Inc. However, Cross Timbers Oil Co. is only included from June 1993 forward because that was the first month its capital stock was registered with the SEC.
  Peer group #2 (New Peer Group) includes the following companies: Anadarko Petroleum Corp., Apache Corp., Barrett Resources Corp., Cabot Oil & Gas Corp., Cross Timbers Oil Co., Devon Energy Corp., Enron Oil & Gas, Louisiana Land & Exploration, Noble Affiliates Inc., Nuevo Energy, Parker Parsley, Pogo Producing Co., Santa Fe Energy, Seagull Energy Corp., and Vintage Petroleum Inc.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  David K. Newbigging, a Director of the Company, is also a member of the Board of Directors of Merrill Lynch & Co., Inc. During 1996, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ("Merrill Lynch"), a subsidiary of Merrill Lynch & Co., Inc., provided financial and strategic advisory services to UMC and served as lead manager for a public offering of UMC's Common Stock. UMC anticipates that it will continue to receive financial and strategic advisory services from Merrill Lynch during the 1997 fiscal year.

  UMC currently conducts a portion of its oil and gas activities in conjunction with a group of institutional and corporate investors that participate in UMC's acquisition, development and exploration programs and provide the Company with certain carried interests and management fees. Management fee income related to the year ended December 31, 1996 was $1,826,000.

  UMC is participating with Aspect Resources L.L.C. ("Aspect"), a company controlled by Alex Cranberg, a former director of UMC, as co-venturers in the generation of certain oil and gas exploration prospects. UMC and Aspect are also each 40% owners of Energy Arrow Exploration L.L.C. ("Arrow"), whose purpose is also the generation of oil and gas exploration prospects. UMC and Aspect each reimburse Arrow for a portion of its monthly general and administrative expenses and prospect acquisition costs. Total payments to Arrow in 1996 were $5,309,000, most of which related to lease acquisitions, seismic and drilling costs. In July 1996, UMC was named Manager of Arrow and assumed responsibilities for its operations.

  In late 1995, UMC executed separate farm-out agreements with Aspect and MB Exploration L.L.C. ("MB"), a 20% owner of Arrow, whereby UMC acquired additional 10% and 5% working interests from Aspect and MB, respectively, in two outside-operated wells. During 1996, one of the wells was completed and the other was plugged and abandoned. A substitute well is being drilled by another operator and if that well is completed, Aspect and MB will revert to a 5% and 2.5% working interest, respectively, in the replacement well.

  UMC also conducts joint interest operations with Brigham Oil & Gas L.P. ("Brigham"), a partnership owned in part by General Atlantic Partners L.L.C. for which Steven Denning, a Director of UMC, acts as Executive Managing Member. Total payments to Brigham for the operation of jointly owned properties operated by Brigham during 1996 were $430,000. UMC billings to Brigham for the operation of jointly owned properties operated by UMC during 1996 were $286,000. UMC's receivable from Brigham was $397,000 and payables to Brigham were less than $100,000 at December 31, 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's Directors and Executive Officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% Stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, and based solely on review of the copies of such reports furnished to the Company during the period commencing January 1, 1996 and ending December 31, 1996, its Officers, Directors and greater than 10% beneficial owners had complied with all applicable Section 16(a) filing requirements.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                           DIRECTORS AND MANAGEMENT

  The following tables set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 1, 1997 by (i) all persons who are known by the Company to be beneficial owners of 5% or more of such stock, (ii) each Director of the Company, (iii) certain Executive Officers including each Named Executive Officer and (iv) all Executive Officers and Directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. No effect has been given to shares reserved for issuance under outstanding stock options except where otherwise indicated.

  The Company is aware of the following owners of 5% or more of its Common
Stock.

                                                        BENEFICIAL OWNERSHIP
                                                        ------------------------
                                                            COMMON STOCK
                                                        ------------------------
                                                        NUMBER OF    % OF CLASS
       NAME AND ADDRESS OF OWNER OR IDENTITY OF GROUP    SHARES      OUTSTANDING
       ----------------------------------------------   ---------    -----------
      FMR Corp......................................... 5,147,800(1)    14.5
        82 Devonshire Street
        Boston, MA 02109
      Loomis, Sayles & Company, L.P.................... 2,272,975(2)     6.4
        One Financial Center
        Boston, MA 02111
      Appaloosa Management, L.P. and David A. Tepper... 2,033,300(3)     5.7
        51 John F. Kennedy Parkway
        Short Hills, NJ 07078

--------
(1) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 14, 1997. FMR Corp. reported sole power to dispose or to direct the disposition of 5,147,800 shares and sole power to vote or to direct the vote as to 28,600 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's Common Stock. The interest of one person, Fidelity Contrafund, an investment company registered under the Investment Company Act of 1940, in the Company's Common Stock, amounted to 2,306,900 shares or 6.72% of the total outstanding Common Stock at December 31, 1996.
(2) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 13, 1997. Loomis, Sayles & Company, L.P. reported sole voting power as to 1,027,800 shares, shared voting power as to 2,600 shares and shared dispositive power as to 2,272,975 shares. No one person's interest in the Company's Common Stock is more than five percent of the total outstanding Common Stock.
(3) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 6, 1997.

  Each Director, nominee for Director, certain Executive Officers including the Named Executive Officers, and all Directors and Officers as a group, reported beneficial ownership of Common Stock of the Company as follows as of April 1, 1997:

                                             BENEFICIAL OWNERSHIP
                                 ----------------------------------------------
                                 NUMBER OF
                                  SHARES
NAME OF DIRECTORS AND EXECUTIVE  EXCLUDING     STOCK                % OF CLASS
           OFFICERS               OPTIONS    OPTIONS(1)   TOTAL   OUTSTANDING(2)
-------------------------------  ---------   ---------- --------- -------------
Donald D. Wolf.................   159,904     247,308     407,212     1.14%
John B. Brock..................   114,708(3)  111,875     226,583        *
James L. Dunlap................       -0-     125,000     125,000        *
Robert H. Dedman...............    60,903      56,000     116,903        *
Jonathan M. Clarkson...........     2,000      69,375      71,375        *
James E. Smitherman III........    14,925(4)   44,375      59,300        *
Robert V. Lindsay..............     2,348      56,000      58,348        *
David K. Newbigging............       -0-      56,000      56,000        *
Walter B. Wriston..............       -0-      56,000      56,000        *
Gary R. McGregor...............       -0-      53,965      53,965        *
Charles R. Carson..............       -0-      21,000      21,000        *
Elvis L. Mason.................    11,498       6,000      17,498        *
John J. Patton.................     4,227(5)    6,250      10,477        *
Matthew R. Simmons.............     5,000       5,000      10,000        *
Steven A. Denning..............     1,262(6)    5,000       6,262        *
James L. Murdy.................       -0-       6,000       6,000        *
J. Dennis Bonney...............     1,000       1,000       2,000        *
Robert L. Howard...............       -0-         -0-         -0-        *
All Directors and Officers as a
 group (20 persons including
 those listed above)...........   391,335     963,055   1,354,390     3.71%

--------
 * less than 1%
(1) The Directors and Executive Officers have the right to acquire shares of Common Stock shown in this column within 60 days through the exercise of stock options.
(2) Shares of Common Stock which are not outstanding but the beneficial ownership of which can be acquired by a person upon exercise of an option or warrant within 60 days of April 1, 1997 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(3) Includes 106,375 shares beneficially owned by Mr. Brock and 8,333 shares of Common Stock held by Kanaly Trust Company as Trustee of the John B. Brock III IRA Rollover Account. Mr. Brock, a Director and Officer of the Company since September 1989, is an Advisory Director of Kanaly Trust Company.
(4) Includes 2,083 shares of Common Stock held by A.G. Edwards & Sons, Inc. as Custodian for the James Emory Smitherman III Rollover IRA Account (investment power with respect to such shares is held by A.G. Edwards & Sons, Inc., as Custodian) and 12,842 shares held by Barclays Global Investors N.A., as custodian of UMC's Savings Plan.
(5) Includes 3,000 shares beneficially owned and 1,227 shares held by Barclays Global Investors, N.A. as custodian of UMC's Savings Plan.
(6) Excludes 947,759 shares owned by General Atlantic Corporation in which Mr. Denning has a pecuniary interest by virtue of certain contractual arrangements.

            APPROVAL OF AMENDMENT TO THE 1994 EMPLOYEE NONQUALIFIED
                               STOCK OPTION PLAN

  The Company currently maintains the 1994 Option Plan. The purpose of the 1994 Option Plan is to advance the interests of the Company by encouraging stock ownership on the part of the Company's Executive Officers and employees, by enabling the Company (and its affiliates) to secure and retain the services of highly qualified persons, and by providing the Company's Executive Officers and employees with an additional incentive to advance the success of the Company and its affiliates.

  The 1994 Option Plan currently authorizes the issuance of up to 2,850,000 shares of Common Stock pursuant to options granted under such Plan. As of April 1, 1997, an aggregate of 8,591 shares of Common Stock remained available for future grants under the 1994 Option Plan. The Board of Directors has determined that it would be desirable to have an additional 1,200,000 shares available for future grants under the 1994 Option Plan, in order to have available appropriate long-term incentives and competitive compensation opportunities for the employees of the Company. Accordingly, subject to Stockholder approval, the Board of Directors has adopted the 1994 Option Plan Amendment providing for an increase in the aggregate number of shares of Common Stock available for issuance under the 1994 Option Plan from 2,850,000 to 4,050,000, resulting in an aggregate of 1,208,591 shares remaining available for future grants of options under the 1994 Option Plan.

  Approval of the 1994 Option Plan Amendment will require the affirmative vote of a majority of the aggregate votes represented by the shares of Common Stock at the Annual Meeting. Accordingly, abstentions from voting with respect to this matter will have the effect of a vote against the 1994 Option Plan Amendment, but broker non-votes, if any, will not be counted for purposes of determining whether a majority has been achieved for purposes of this proposal.

  If the 1994 Option Plan Amendment is approved by Stockholders, the total number of shares of Common Stock subject to outstanding options and reserved for options grants under the UMC stock option plans will represent 10.6% of total UMC shares outstanding, on a fully-diluted basis, as illustrated in the following table:

                                                                 % OF COMMON
                                                                    SHARES
                                                       SHARES   OUTSTANDING(1)
                                                     ---------- --------------
   UMC SHARES OUTSTANDING
   Common Stock Outstanding as of Record Date....... 35,552,059
   COMMON STOCK SUBJECT TO OUTSTANDING OPTIONS AND
    RESERVED FOR OPTIONS GRANTS
     1987 Option Plan...............................    731,699
     1994 Option Plan (2)...........................  3,214,720
     Directors' Plan................................    248,000
                                                     ----------
                                                      4,194,419      10.6%

--------
(1) Calculated on a fully-diluted basis.
(2) Includes options issued and outstanding plus authorized shares available for grant, including additional share authorizations under the 1994 Option Plan Amendment which is subject to Stockholder approval.

  There are 345,000 options outstanding under the 1987 Option Plan with an exercise price of $9.88 per share which will expire during the period April 1998 through August 1998. If these and other anticipated option exercises, based on historical exercise activity, occur over the next 20 months, and if no additional shares of Common Stock were issued other than upon exercise of options, the total number of shares of Common Stock subject to outstanding options and reserved for issuance would represent approximately 9.0% of the total outstanding Common Stock at December 31, 1997, and approximately 7.3% of the total outstanding Common Stock at December 31, 1998.

  The Board of Directors recommends a vote "FOR" this proposal.

  General. As of April 1, 1997 options have been issued and are outstanding to purchase 2,006,129 shares of Common Stock under the 1994 Option Plan with exercise prices ranging from $2.75 to $47.50 per share. All of such options are held by former or current employees and Officers of UMC or GARI. The term of each option granted under the 1994 Option Plan is no more than 11 years. Options granted to date under this plan, except for those issued in connection with the GARI transaction and those issued in 1996 to Mr. Dunlap, become exercisable annually in 25% increments beginning on the second anniversary of the date of grant of the option and ending on the fifth anniversary of the date of grant. GARI options became exercisable over a five year period beginning on the first anniversary of the date of grant. Mr. Dunlap's options were exercisable as of the grant date with respect to 50% of the total shares covered, and the remainder will be exercisable in equal increments on the first and second anniversaries of the date of grant. The 1994 Option Plan provides for the grant of options to acquire Common Stock to individuals who are key employees (including Officers and Directors who are also key employees) of UMC or any of UMC's subsidiaries. Approximately 100 employees of UMC are eligible to participate in the 1994 Option Plan. Options granted under the 1994 Option Plan are not intended to qualify as Incentive Stock Options ("Incentive Stock Options") within the meaning of Section 422 of the Code. UMC has registered under the Securities Act the shares of Common Stock currently authorized to be issued under the 1994 Option Plan pursuant to a registration statement on Form S-8.

  Administration. The 1994 Option Plan is administered by the Committee. The Committee has the power to determine those employees to be granted options, the exercise price and the number of shares subject to each option, the time at which each option is granted, the duration of the option period and such other conditions and limitations as may be applicable. No members of the Committee are eligible to be granted options under the 1994 Option Plan.

  Price. No consideration is payable to UMC upon the grant of any option. The exercise price of any option is determined by the Committee, but will in no case be less than the market value of Common Stock on the date of grant except that options granted in exchange for, or upon conversion of, options to acquire the stock of an entity participating in a merger or consolidation with UMC may be issued at less than market value in order to permit conversion of such options at an equivalent aggregate exercise consideration. On April 1, 1997, the closing price of Common Stock on the New York Stock Exchange was $30.50 per share.

  Term of Option. Each option granted under the 1994 Option Plan is for such term as may be approved by the Committee, which term shall not exceed 11 years.

  Exercise. Each option granted under the 1994 Option Plan vests as determined by the Committee and expires in all cases no more than 11 years from the date the option is granted. If an optionee retires from service with UMC (and its Affiliates, as such term is defined in the Code) in accordance with UMC's and its Affiliates' retirement policies from time to time in effect, such option shall continue to vest during the lifetime of the optionee and may be exercised at any time during the remaining term of the option. If an optionee who has retired dies subsequent to his retirement during the term of an option, such option shall continue to vest and may be exercised within 12 months of such optionee's death (if otherwise within the option period), but not thereafter. If an optionee becomes disabled or dies while an employee of UMC, such option shall continue to vest and may be exercised within 12 months after the date the optionee becomes disabled or dies (if otherwise within the option period), but not thereafter. If an optionee's employment with UMC terminates for any reason other than retirement, death or disability, the option may be exercised, to the extent that the optionee could have exercised the option immediately prior to such termination, within 90 days after the date of such termination (if otherwise within the option period). This 90 day period may be extended at the Committee's discretion. The Committee has flexibility to review the circumstances of individual employees and to extend the time in which an option granted under the 1994 Option Plan can be exercised upon termination of employment as conditions warrant.

  Options may be exercised from time to time by written notice to UMC stating the full number of shares with respect to which the option is being exercised and the time of delivery thereof, which shall be at least 15 days after the giving of such notice unless an earlier date shall have been mutually agreed upon by the optionee (or other person entitled to exercise the option) and UMC, accompanied by payment to UMC of the purchase price in full and the amount of employment tax and withholding tax due, if any, upon the exercise of the option. Such payment must be effected (i) by certified or official bank check, (ii) by the delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value equal to the amount of such purchase price and employment and withholding tax or (iii) by delivery of the equivalent thereof acceptable to UMC.

  Assignment. Each option will be assignable or transferable only by will or by the laws of descent and distribution, and will be exercisable during the optionee's lifetime only by the optionee, except that stock options may be transferred to any member of the optionee's immediate family, including a trust or partnership solely involving immediate family members.

  Amendment and Termination. The Board of Directors may amend the 1994 Option Plan as it deems advisable, except that it may not, without approval of the Stockholders of UMC, (i) materially increase the benefits accruing to any of the 1994 Option Plan's participants, (ii) materially increase the number of shares of Common Stock subject to the 1994 Option Plan's participants, (iii) modify the requirements as to eligibility for participation in the 1994 Option Plan, (iv) extend the term of the 1994 Option Plan or the maximum term of the options granted, (v) alter any outstanding option agreement to the detriment of the optionee without their consent, or (vi) decrease, directly of indirectly, the option price applicable to any option granted under the 1994 Option Plan. The Board of Directors may terminate the 1994 Option Plan at any time. Termination of the 1994 Option Plan will not affect the rights of the optionees or their successors under any options outstanding and not exercised in full on the date of termination. Unless earlier terminated by the Board of Directors, the 1994 Option Plan will terminate on March 29, 2005.

  Federal Income Tax Consequences. The stock options granted pursuant to the 1994 Option Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code, and the terms of the 1994 Option Plan and options granted thereunder shall not be so construed.

  An employee who is a citizen or resident of the U.S. will recognize compensation income upon the receipt of nonqualified stock options granted under the 1994 Option Plan, if the options have a readily ascertainable value at the time of the grant, equal to the amount of the fair market value of the options. In the opinion of UMC, the stock options granted pursuant to the 1994 Option Plan will not have a readily ascertainable fair market value at the time of their grant. If the nonqualified stock options do not have a readily ascertainable fair market value at the time of their grant, the optionee will be treated as receiving compensation taxable as ordinary compensation income in the year of exercise, which, in the case of an option, is an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon the exercise of a nonqualified stock option, UMC may claim a deduction for compensation paid in the same amount as the compensation income recognized by the optionee. Such deduction is allowed only for the taxable year of UMC in which or with which ends the taxable year of the optionee in which the amount of compensation income is included in his or her gross income. Moreover, the optionee will be deemed to have included such compensation income in gross income if UMC satisfies in a timely manner the applicable Form W-2 or Form 1099 reporting requirements under Section 6041 or
Section 6041A of the Code, whichever is applicable, and the Treasury Regulations thereunder. Section 162(m) of the Code provides for a $1,000,000 deduction limitation on "applicable employee remuneration" paid to the Chief Executive Officer and to the four highest compensated Officers of the Company (other than the Chief Executive Officer). Although it is unclear whether such deduction limitation would apply to the Company, if it were to apply, it would affect the Company only to the extent that certain types of remuneration paid to an optionee (including compensation income recognized from the exercise of options by such optionee) exceeded $1,000,000 in a taxable year. In general, the optionee will recognize capital gain or loss with respect to the difference between the value of any shares tendered to UMC in satisfaction of the optionee's employment tax or withholding obligations arising from an exercise of a nonqualified stock option and his or her tax basis for such shares. However, where an optionee tenders shares to satisfy all or a portion of the exercise price, (i) the disposition of such shares by the optionee will not result in gain or loss and a like number of shares received from UMC will have a basis equal to the shares tendered for the exercise price and (ii) the additional shares received will have a basis equal to the compensation income recognized with respect to such exercise (i.e., the fair market value of such additional shares). Upon a subsequent disposition of the shares received upon exercise of a nonqualified stock option, the difference between the amount realized on the disposition and the basis of the stock should qualify as long-term or short-term capital gain, depending on the holding period. The tax basis of shares received upon exercise of the option will generally be the sum of the exercise price and the amount of ordinary compensation income required to be included in gross income. If the optionee is subject to certain restrictions with respect to the shares purchased upon the exercise of an option, then the taxable income realized by the optionee, unless the optionee elects otherwise pursuant to Section 83(b) of the Code, and UMC's tax deduction (assuming that federal income tax reporting requirements are satisfied) should be deferred and should be measured based on the fair market value of the shares at the time the restrictions lapse.

  Based on certain statements made by IRS officials with respect to "deep discount" options, generally, it is possible that the IRS may take the position that a former GARI employee who, in exchange for his or her GARI stock options, acquired stock options issued pursuant to the 1994 Option Plan at a "deep discount" (i.e., an option with an exercise price that is substantially below the fair market value of the Common Stock at the time of the exchange of the GARI stock options for the UMC stock options) should be treated as having received an outright grant of part or all of the underlying UMC Common Stock. If the IRS asserted this position and were successful, former GARI employees who received stock options issued at a "deep discount" would generally be subject to taxation at the time such options first become exercisable, rather than when such options are exercised, unless the optionee is subject to certain restrictions with respect to the options received or with respect to the shares subject to such options. If such restrictions apply, then the taxable income recognized by the optionee should be deferred (unless the optionee elects otherwise pursuant to Section 83 (b) of the Code) until the restrictions lapse and should be measured by the difference between the fair market value of the shares and the exercise price of the option at the time the restrictions lapse.

  An employee who is neither a U.S. resident nor a U.S. citizen and who received options in connection with the performance of services for non-U.S. Affiliates of UMC will not be subject to U.S. income tax upon exercise of his options. Consequently, there is no U.S. income tax withholding upon the exercise of such options. Once such an Affiliate has received the full amount due (exercise price), it will process the optionee's transaction by causing delivery of a stock certificate to such optionee representing the full number of shares of UMC Common Stock for which such optionee properly exercised his or her options.

  The above summary is based on interpretation of present federal income tax laws and regulations as of the date hereof. This summary is not intended to cover all aspects of federal tax law or any state or local tax law that may be applicable to the 1994 Option Plan. Optionees are urged to consult their tax advisors for information with respect to the tax consequences that would pertain to their particular circumstances.

  The following table sets forth the number of outstanding options to purchase Common Stock which have been granted under the 1994 Option Plan as of April 1, 1997 for (i) each Named Executive Officer, (ii) all current Executive Officers as a group and (iii) all employees, including all current Officers who are not Executive Officers, as a group. Non-employee Directors are not eligible to receive options under the 1994 Option Plan. Because the grant of options under the 1994 Option Plan is in the discretion of the Committee, no determination can be made as to the number of options, if any, that will be granted in the future to key employees of UMC and its Affiliates, except for a grant approved by the Committee on March 25, 1997 of 75,000 options for Mr. Brock to be made on May 21, 1997 subject to Stockholder approval of the 1994 Option Plan Amendment.

                                                               WEIGHTED AVERAGE
                                             NUMBER OF SHARES     PRICE FOR
              OPTION HOLDER                 UNDERLYING OPTIONS OPTIONS GRANTED
              -------------                 ------------------ ----------------
John B. Brock (1).........................        160,000           $17.86
 Chairman, Chief Executive
 Officer and Director
Jonathan M. Clarkson (1)..................         90,000           $21.24
 Executive Vice President and
 Chief Financial Officer
James E. Smitherman III (1)...............         90,000           $21.24
 Executive Vice President,
 Exploration & Production--International
Gary R. McGregor(2).......................        101,550           $13.78
 Senior Vice President and Denver Division
  Manager
John J. Patton (1)........................         45,000           $19.33
 Senior Vice President and
 General Counsel
All current Executive Officers as a group
 (8 persons including those listed above).        866,632           $36.40
All employees as a group (91 persons
 including those listed above)............      2,006,129           $20.88

--------
(1) The options are subject to a five-year vesting schedule with 25% becoming first exercisable on the second anniversary of the date of grant. An additional 25% becomes exercisable on the third, fourth and fifth anniversary of the date of grant.
(2) Of the options granted, 78,050 are subject to a five year vesting schedule with 20% becoming first exercisable on the first anniversary of the date of grant. An additional 20% becomes exercisable on second, third, fourth and fifth anniversary of the date of grant.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Directors has appointed the firm of Arthur Andersen L.L.P., which has served as independent auditors of the Company since 1989, as independent auditors of the Company for the fiscal year ending December 31, 1997, and recommends ratification by the Stockholders of such appointment. Such ratification requires the affirmative vote of a majority of the aggregate votes represented by shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. An abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

  The Board of Directors recommends a vote "FOR" this proposal.

  In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Arthur Andersen L.L.P. as the Company's independent auditors without the approval of the Stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Arthur Andersen L.L.P. is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any Stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement, so that the Secretary receives it not less than seventy (70) days nor more than ninety
(90) days before the first anniversary of the 1997 Annual Meeting. The proposal must be a proper one for Stockholder action and otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. The foregoing requirements will not affect the rights of a Stockholder to include proposals in the Company's proxy materials in respect of the 1998 Annual Meeting of Stockholders if such Stockholder provides timely notice as provided in this paragraph.

  Notice of nominations of persons for election to the Board of Directors at the 1998 Annual Meeting of Stockholders, other than those made by or at the direction of the Board of Directors, must be received by the Secretary of the Company not less than seventy (70) days nor more than ninety (90) days before the first anniversary for the 1997 Annual Meeting. The notice must present certain information concerning the nominees and the Stockholder making the nominations, as set forth in the Bylaws. The Secretary of the Company also must receive a statement of any such nominee's consent to serve if elected.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                          By Order of the Board of Directors

                                          LOGO
                                          [/s/ Marya M. Ingram]
                                          Marya M. Ingram
                                          Secretary

April 15, 1997

                [UNITED MERIDIAN CORPORATION LOGO APPEARS HERE]

                                     PROXY

                          UNITED MERIDIAN CORPORATION
                 1201 Louisiana, Suite 1400, Houston, TX 77002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John B. Brock, James L. Dunlap, Jonathan M. Clarkson, James E. Smitherman III, and Michael E. Dillard as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Series A Voting common Stock of United Meridian Corporation held on record by the undersigned on April 7, 1997, at the annual meeting of stockholders to be held on May 21, 1997 or any adjournment thereof.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY                          Please mark
THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE                                 your votes as  [X]
VOTED "FOR" PROPOSALS 1, 2, AND 3.                                                                        indicated in
                                                                                                          this example

A VOTE "FOR" PROPOSALS 1 THROUGH 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS.
                                                                                                              FOR  AGAINST  ABSTAIN
Item 1-Election of Directors duly nominated:                    Item 2-Proposal to amend the United Meridian
       Charles R. Carson, Robert V. Lindsay,         WITHHELD          Corporation 1994 Employee Nonqualified [ ]    [ ]      [ ]
       James L. Murdy, Matthew R. Simmons     FOR    for all           Stock Option Plan
                                              [ ]      [ ]
                                                                Item 3-Proposal to ratify the appointment of
INSTRUCTION: To withhold authority to vote for any                     Arthur Andersen L.L.P. as independent
individual nominee, write that nominee's name in the                   auditors of the Corporation            [ ]    [ ]      [ ]
space provided below.)
                                                                Item 4-In their discretion, the Proxies are authorized to vote upon
------------------------------------------------------                 such other business as may properly come before the meeting.

                                                                               Please sign exactly as name appears below.  When
                                                                               shares are held by joint tenants, both should sign.
                                                                               When signing as attorney, as executor, administrator,
                                                                               trustee or guardian, please give full title as such.
                                                                               If a corporation, please sign in full corporate name
                                                                               by President or other authorized officer.  If a
                                                                               partnership, please sign in partnership name by
                                                                               authorized person.

                                                                               DATED ___________________________________, 1997

                                                                               _______________________________________________
                                                                               SIGNATURE

                                                                               ------------------------------------------------
                                                                               SIGNATURE

                                                                               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                                                               PROMPTLY USING THE ENCLOSED ENVELOPE
